EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2021 Results

EDINBURG, Va., Oct. 28, 2021 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced third quarter 2021 financial and operating results.

Highlights

  Revenue, Adjusted OIBDA, and Operating Income grew 12.8%, 31.7%, and 149.4%, respectively, over the same period a year ago.
  Earnings per diluted share for continuing operations grew to $0.13 compared to $0.03 per diluted share in the third quarter 2020.
  Broadband data net adds were approximately 4,100 including 2,100 for Glo Fiber and 350 for Beam, respectively.
  Broadband homes and businesses passed grew sequentially 17,000 to approximately 296,000.
  Executed 17 new Glo Fiber franchise agreements in 2021 adding 160,000 target passings for a total of over 304,000 franchise approved passings.

“Our team executed well in the quarter, driving the third consecutive quarter of double digit revenue and Adjusted OIBDA growth rates.” said President and CEO, Christopher E. French. “With strong momentum in business development, construction and sales, we are upgrading our target for Glo Fiber from 300,000 to 450,000 serviceable addresses by 2026.”

Shentel's third-quarter earnings conference call will be webcast at 8:00 a.m. ET on Friday, October 29, 2021. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated Third Quarter 2021 Results

  Revenue in the third quarter of 2021 grew 12.8% to $62.2 million, compared with the third quarter of 2020, due to growth of 14.2% in the Broadband segment.
  Adjusted OIBDA in the third quarter of 2021 grew 31.7% to $19.3 million, compared with the third quarter of 2020, due to growth in Broadband of 15.4%. Corporate expenses declined approximately 24% from the same period a year ago due to lower compensation and bank fees.
  Operating income in the third quarter of 2021 was $1.2 million compared with $0.5 million in the third quarter of 2020.
  Earnings from continuing operations per diluted share was $0.13 in the third quarter of 2021 representing an increase of $0.10 per share or 333% from the third quarter of 2020.

Broadband

  Total broadband data Revenue Generating Units ("RGUs") as of September 30, 2021, were 115,579, representing 17.0% year over year growth. Penetration for incumbent cable, Glo Fiber and Beam were 50%, 15% and 5%, respectively, compared to 46%, 13% and 0%, respectively, as of September 30, 2020. Total Glo Fiber and Beam passings grew year over year by approximately 38,500 and 24,300, respectively.
  Broadband revenue in the third quarter of 2021 grew $7.2 million or 14.2% to $57.9 million compared with $50.7 million in the third quarter of 2020, primarily driven by a $5.3 million or 13.4% increase in Residential and Small and Medium Business ("SMB") revenue on a 17.0% increase in broadband data RGUs. Commercial fiber revenue grew $1.8 million or 24.0% due to growth in circuits, $0.7 million non-recurring amortized revenue reduction in 2020 and $0.5 million in non-recurring dark fiber sales-type leases in 2021.
  Broadband operating expenses in the third quarter of 2021 were $48.2 million compared to $41.2 million in the third quarter of 2020, primarily driven by costs incurred to support the continued expansion of Glo Fiber and Beam, including a $2.1 million increase in depreciation, a $1.6 million increase in maintenance and installation expenses, a $0.7 million increase in non-recurring expenses relating to the wireless sale and related reduction in workforce, a $0.6 million increase in Glo Fiber and Beam advertising expenses, a $0.6 million increase in software and professional fees from enhancements to our back-office systems, $0.5 million of higher video programming costs, and $0.5 million in higher line costs from an increase in off-network circuits.
  Broadband Adjusted OIBDA in the third quarter of 2021 grew 15.4% to $22.6 million, compared with $19.6 million for the third quarter of 2020.
  Broadband Operating income in the third quarter of 2021 was $9.7 million, compared to $9.5 million in the third quarter of 2020.

Tower

  Tower revenue in the third quarter of 2021 declined 1.2% to $4.4 million compared with the third quarter of 2020. Tenants increased 13.0% to 470 offset by a 14.1% reduction the average revenue per tenant. T-Mobile exercised an option in the third quarter to convert 80 assumed tower leases to a month-to-month term resulting in a change in revenue recognition accounting driving the decline in average revenue per tenant.
  Tower Adjusted OIBDA in the third quarter of 2021 decreased 8.7% to $2.6 million, compared with $2.9 million for the third quarter of 2020, due primarily to the revenue decline and an increase in ground lease expenses.
  Tower operating income in the third quarter of 2021 was $2.2 million, compared to $2.4 million in the third quarter of 2020.

Other Information

  On July 1, 2021, Shentel completed the sale of its Wireless assets and operations to T-Mobile for cash consideration of approximately $1.94 billion.
  The Company currently expects to pay approximately $428 million in December 2021 in income taxes for the sale of the Wireless assets and operations resulting in after-tax proceeds of approximately $1.5 billion. The Company used approximately $684 million of the proceeds to fully repay all outstanding principal amounts under, and terminate, the then-existing credit agreement (the "Prior Credit Agreement") and to fully repay and terminate the interest rate swaps. Approximately $937 million of the proceeds were used to pay a special dividend of $18.75 per share on the issued and outstanding shares of the Company's common stock (the "Special Dividend") in August 2021.
  On July 1, 2021, we entered into a new Credit Agreement (the “New Credit Agreement”) with various financial institutions party thereto. The New Credit Agreement provides for three credit facilities, in an aggregate amount equal to $400 million: (i) a $100 million five-year revolving credit facility, (ii) a $150 million five-year delayed draw amortizing term loan and (iii) a $150 million seven-year delayed draw amortizing term loan. We have not made any borrowing under the New Credit Agreement as of the date of this press release. We do not currently expect to draw upon any portion of the New Credit Agreement until the first quarter of 2022.
  The Company currently has incurred approximately $4.7 million of severance expense during 2021, with approximately $2.1 million attributable to continuing operations and $2.6 million related to discontinued operations, all of which has been recognized. The Company has realized $3.3 million in annualized run-rate expense savings from the previously announced reduction in workforce as of September 30, 2021 and expects to realize approximately $4 million by early 2022.
  As of September 30, 2021 our cash and cash equivalents totaled $532.5 million and the availability under our revolving line of credit and delay draw term loans were $400.0 million, for total available liquidity of $932.5 million.
  Capital expenditures were $118.8 million for the nine months ended September 30, 2021 compared with $82.7 million in the comparable 2020 period. The $36.1 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by the expansion of Glo Fiber and Beam.
  As previously announced, the Company’s Board of Directors declared an annual cash dividend of $0.07 per share to shareholders of record as of the close of business November 8, 2021, payable on December 1, 2021.

2021 Outlook
The Company is reaffirming and narrowing the full-year 2021 guidance as summarized below:

($ in millions)	Year Ending December 31,			Year Ended December 31, 2019	% Change 2020 to 2021 Midpoint	% Change 2019 to 2020
	2021		2020
	Guidance		Actual
	Low	High
Revenue	$243	$246	$221	$207	10.6%	6.8%
Operating Income (loss)	$7	$10	$(1)	$(1)	nm	—%
Adjusted OIBDA	$70	$73	$57	$49	25.4%	16.3%
Capital Expenditures	$161	$166	$120	$67	36.3%	79.1%

Adjusted OIBDA is a non-GAAP financial measure that is not determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Reconciliations of this non-GAAP financial measures are provided in this press release after the consolidated financial statements.

Conference Call and Webcast

Teleconference Information:

Date: October 29, 2021
Time: 8:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 1977780

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through November 29, 2021 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art cable, fiber optic and fixed wireless networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video, and voice; fiber optic Ethernet, wavelength and leasing; and tower colocation leasing. The Company owns an extensive regional network with over 7,200 route miles of fiber and over 220 macro cellular towers. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission. Those factors may include natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, changes in general economic conditions, increases in costs, changes in regulation and other competitive factors. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President and Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Service revenue and other	$62,244	$55,173	$182,635	$162,643
Operating expenses:
Cost of services	25,426	22,669	73,044	65,167
Selling, general and administrative	20,238	20,039	60,711	64,227
Restructuring expense	1,160	—	1,821	—
Depreciation and amortization	14,248	11,995	40,813	36,010
Total operating expenses	61,072	54,703	176,389	165,404
Operating income (loss)	1,172	470	6,246	(2,761)
Other income:
Other income, net	138	1,083	3,076	3,103
Income before income taxes	1,310	1,553	9,322	342
Income tax expense (benefit)	(5,422)	141	(2,315)	(684)
Income from continuing operations	6,732	1,412	11,637	1,026
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(406)	33,509	99,632	76,422
Gain on the sale of discontinued operations, net of tax	886,732	—	886,732	—
Total income from discontinued operations, net of tax	886,326	33,509	986,364	76,422
Net income	$893,058	$34,921	$998,001	$77,448

Net income per share, basic and diluted:
Basic - Income from continuing operations	$0.13	$0.03	$0.23	$0.02
Basic - Income from discontinued operations, net of tax	$17.73	$0.67	$19.73	$1.53
Basic net income per share	$17.86	$0.70	$19.96	$1.55

Diluted - Income from continuing operations	$0.13	$0.03	$0.23	$0.02
Diluted - Income from discontinued operations, net of tax	$17.68	$0.67	$19.67	$1.53
Diluted net income per share	$17.81	$0.70	$19.90	$1.55

Weighted average shares outstanding, basic	49,984	49,911	49,984	49,889
Weighted average shares outstanding, diluted	50,120	50,105	50,136	50,049

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2021	December 31, 2020

Cash and cash equivalents	$532,544	$195,397
Other current assets	41,489	80,024
Current assets held for sale	—	1,133,294
Total current assets	574,033	1,408,715

Investments	13,410	13,769
Property, plant and equipment, net	525,799	440,427
Intangible assets, net and Goodwill	106,146	106,759
Operating lease right-of-use assets	56,952	50,387
Deferred charges and other assets, net	16,750	11,650
Total assets	$1,293,090	$2,031,707

Current liabilities held for sale	$—	$452,202
Total current liabilities	485,423	755,859
Other liabilities	158,901	241,252
Total shareholders’ equity	648,766	582,394
Total liabilities and shareholders’ equity	$1,293,090	$2,031,707

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$998,001	$77,448
Income from operations of discontinued operations, net of tax	986,364	76,422
Income (loss) from continuing operations	11,637	1,026

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	40,193	35,522
Amortization of intangible assets	620	488
Bad debt expense	755	514
Stock based compensation expense, net of amount capitalized	1,953	5,306
Deferred income taxes	4,384	(279)
Other adjustments	(31)	(349)
Changes in assets and liabilities	(27,939)	2,572
Net cash provided by operating activities – continuing operations	31,572	44,800
Net cash provided by operating activities – discontinued operations	121,067	182,499
Net cash provided by operating activities	152,639	227,299

Cash flows from investing activities:
Capital expenditures	(118,800)	(82,740)
Proceeds from sale of assets and other	200	(15,866)
Net cash used in investing activities – continuing operations	(118,600)	(98,606)
Net cash used in investing activities – discontinued operations	1,944,063	(17,794)
Net cash used in investing activities	1,825,463	(116,400)

Cash flows from financing activities:
Dividends paid, net of dividends reinvested	(936,850)	—
Taxes paid for equity award issuances	(1,627)	(2,182)
Other	(1,922)	(727)
Net cash used in financing activities – continuing operations	(940,399)	(2,909)
Net cash used in financing activities – discontinued operations	(700,556)	(25,591)
Net cash used in financing activities	(1,640,955)	(28,500)

Net increase in cash and cash equivalents	337,147	82,399
Cash and cash equivalents, beginning of period	195,397	101,651
Cash and cash equivalents, end of period	$532,544	$184,050

Non-GAAP Financial Measures
Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization of intangible assets, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with GAAP.

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Three Months Ended September 30, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$9,721	$2,163	$(10,712)	$1,172
Depreciation	12,012	468	1,569	14,049
Amortization	199	—	—	199
OIBDA	21,932	2,631	(9,143)	15,420
Stock compensation expense	—	—	1,119	1,119
Transaction related fees	676	6	2,048	2,730
Adjusted OIBDA	$22,608	$2,637	$(5,976)	$19,269

Three Months Ended September 30, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$9,486	$2,421	$(11,437)	$470
Depreciation	9,939	467	1,422	11,828
Amortization	167	—	—	167
OIBDA	19,592	2,888	(10,015)	12,465
Stock compensation expense	—	—	1,137	1,137
Transaction related fees	—	—	1,032	1,032
Adjusted OIBDA	$19,592	$2,888	$(7,846)	$14,634

Nine Months Ended September 30, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$28,640	$7,374	$(29,768)	$6,246
Depreciation	35,127	1,398	3,668	40,193
Amortization	620	—	—	620
OIBDA	64,387	8,772	(26,100)	47,059
Stock compensation expense	—	—	1,953	1,953
Transaction related fees	924	6	2,713	3,643
Adjusted OIBDA	$65,311	$8,778	$(21,434)	$52,655

Nine Months Ended September 30, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$29,650	$6,444	$(38,855)	$(2,761)
Depreciation	29,960	1,414	4,148	35,522
Amortization	488	—	—	488
OIBDA	60,098	7,858	(34,707)	33,249
Stock compensation expense	—	—	5,306	5,306
Transaction related fees	—	—	3,002	3,002
Adjusted OIBDA	$60,098	$7,858	$(26,399)	$41,557

2021 Outlook – Adjusted OIBDA

($ in millions)	Year Ending December 31,			Year Ended December 31, 2019
	2021		2020
	Guidance		Actual
	Low	High
Operating Income (loss)	$7	$10	$(1)	$(1)
Depreciation	$54	$54	$48	$46
Amortization	$1	$1	$1	$1
Stock compensation expense	$4	$4	$6	$3
Transaction related fees	$4	$4	$3	$—
Adjusted OIBDA	$70	$73	$57	$49

Segment Results

Three Months Ended September 30, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$44,783	$—	$—	$44,783
Commercial Fiber	9,059	—	—	9,059
RLEC & Other	3,972	—	—	3,972
Tower lease	—	4,356	—	4,356
Service revenue and other	57,814	4,356	—	62,170
Revenue for service provided to the discontinued Wireless operations	99	93	(118)	74
Total revenue	57,913	4,449	(118)	62,244
Operating expenses
Cost of services	24,012	1,504	(90)	25,426
Selling, general and administrative	11,898	314	8,026	20,238
Restructuring expense	71	—	1,089	1,160
Depreciation and amortization	12,211	468	1,569	14,248
Total operating expenses	48,192	2,286	10,594	61,072
Operating income (loss)	$9,721	$2,163	$(10,712)	$1,172

Three Months Ended September 30, 2020

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$39,477	$—	$—	$39,477
Commercial Fiber	5,280	—	—	5,280
RLEC & Other	3,853	—	—	3,853
Tower lease	—	1,864	—	1,864
Service revenue and other	48,610	1,864	—	50,474
Revenue for service provided to the discontinued Wireless operations	2,100	2,637	(38)	4,699
Total revenue	50,710	4,501	(38)	55,173
Operating expenses
Cost of services	21,326	1,283	60	22,669
Selling, general and administrative	9,792	330	9,917	20,039
Depreciation and amortization	10,106	467	1,422	11,995
Total operating expenses	41,224	2,080	11,399	54,703
Operating income (loss)	$9,486	$2,421	$(11,437)	$470

Nine Months Ended September 30, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$131,702	$—	$—	$131,702
Commercial Fiber	21,975	—	—	21,975
RLEC & Other	11,208	—	—	11,208
Tower lease	—	8,525	—	8,525
Service revenue and other	164,885	8,525	—	173,410
Revenue for service provided to the discontinued Wireless operations	4,409	5,203	(387)	9,225
Total revenue	169,294	13,728	(387)	182,635
Operating expenses
Cost of services	69,275	4,070	(301)	73,044
Selling, general and administrative	35,429	886	24,396	60,711
Restructuring expense	203	—	1,618	1,821
Depreciation and amortization	35,747	1,398	3,668	40,813
Total operating expenses	140,654	6,354	29,381	176,389
Operating income (loss)	$28,640	$7,374	$(29,768)	$6,246

Nine Months Ended September 30, 2020:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$114,170	$—	$—	$114,170
Commercial Fiber	17,762	—	—	17,762
RLEC & Other	11,880	—	—	11,880
Tower lease	—	5,490	—	5,490
Service revenue and other	143,812	5,490	—	149,302
Revenue for service provided to the discontinued Wireless operations	6,818	7,000	(477)	13,341
Total revenue	150,630	12,490	(477)	162,643
Operating expenses
Cost of services	61,572	3,537	58	65,167
Selling, general and administrative	28,960	1,095	34,172	64,227
Depreciation and amortization	30,448	1,414	4,148	36,010
Total operating expenses	120,980	6,046	38,378	165,404
Operating income (loss)	$29,650	$6,444	$(38,855)	$(2,761)

Supplemental Information

Broadband Operating Statistics

	September 30, 2021	September 30, 2020
Broadband homes and businesses passed (1)	296,196	230,002
Incumbent Cable (2)	211,013	207,655
Glo Fiber	60,836	22,347
Beam	24,347	—

Broadband customer relationships (3)	118,143	106,314

Residential & Small and Medium Business ("SMB") RGUs:
Broadband Data	115,579	98,764
Incumbent Cable (2)	105,116	95,962
Glo Fiber	9,272	2,802
Beam	1,191	—
Video (2)	50,652	53,647
Voice (2)	34,592	33,019
Total Residential & SMB RGUs (excludes RLEC)	200,823	185,430

Residential & SMB Penetration (4)
Broadband Data	39.0%	42.9%
Incumbent Cable	49.8%	46.2%
Glo Fiber	15.2%	12.5%
Beam	4.9%	—%
Video	17.1%	23.3%
Voice	13.6%	15.5%

Fiber route miles	7,219	6,705
Total fiber miles (5)	469,387	367,154

______________________________________________________
(1)   Homes and businesses are considered passed (“homes passed”) if we can connect them to our network without further extending the distribution system. Homes passed is an estimate based upon the best available information. Homes passed will vary among video, broadband data and voice services.
(2)   The Company acquired Canaan Cable on December 31, 2020 adding 1,100 homes passed, 512 data RGUs, 324 video RGUs and 164 voice RGUs.
(3)   Customer relationships represent the number of billed customers who receive at least one of our services.
(4)   Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5)   Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Residential and SMB Revenue:
Broadband	$26,813	$22,261	$77,111	$63,097
Incumbent Cable	24,780	21,770	72,421	62,340
Glo Fiber	1,810	491	4,272	757
Beam	223	—	418	—
Video	15,391	14,823	46,654	44,582
Voice	2,968	2,894	8,760	8,528
Discounts and adjustments	(389)	(501)	(823)	(2,037)
Total Revenue	$44,783	$39,477	$131,702	$114,170

Average RGUs:
Broadband Data	113,356	95,486	109,387	90,052
Incumbent Cable	104,150	93,441	102,319	89,011
Glo Fiber	8,188	2,045	6,430	1,041
Beam	1,018	—	638	—
Video	50,921	53,085	51,691	53,063
Voice	34,789	32,581	33,904	32,071

ARPU: (1)
Broadband	$78.85	$77.71	$78.33	$77.85
Incumbent Cable	$79.31	$77.66	$78.64	$77.82
Glo Fiber	$73.69	$80.03	$73.82	$80.80
Beam	$73.02	$—	$72.80	$—
Video	$100.75	$93.08	$100.28	$93.35
Voice	$28.44	$29.61	$28.71	$29.55

______________________________________________________
(1)   Average Revenue Per RGU calculation = (Residential & SMB Revenue * 1,000) / average RGUs / 3 months

Tower Operating Statistics

	September 30, 2021	September 30, 2020
Macro tower sites	223	222
Tenants (1)	470	414
Average tenants per tower	2.0	1.8

______________________________________________________
(1)   Includes 34 and 208 tenants for our Wireless operations, (reported as a discontinued operation), and Broadband operations, as of September 30, 2021 and 2020, respectively.